Brittany Bagley joins Sonos as Chief Financial Officer SANTA BARBARA, Calif.-- Today, Sonos (Nasdaq: SONO) announced that Brittany Bagley will join the company’s executive management team as its new Chief Financial Officer, effective April 22, 2019. Bagley replaces current CFO Mike Giannetto who will retire in June, after ensuring an orderly transition. Bagley will be responsible for all financial, accounting, corporate development, and investor relations functions within the company, as well as overseeing the real estate and facilities organizations. She will report to Sonos CEO Patrick Spence and be based out of the company’s Santa Barbara headquarters. Bagley was previously a Managing Director at global investment firm KKR & Co., where she has held various roles on the technology, media, and telecom (TMT) private equity team since 2007. Bagley was a member of KKR’s original Sonos investment team in 2012 and has served on the Sonos Board for the past two years. “Brittany’s long history with Sonos as an investor and board member gives her a deep knowledge of our business, strategy, and market,” said Sonos CEO Patrick Spence. “This knowledge coupled with her impressive experience in driving financial performance, growth strategies, and shareholder value make her the perfect fit as we enter new product categories and geographies.” In anticipation of assuming her new role, Bagley is stepping down from the Sonos Board of Directors, effective immediately. As a result, the Board appointed Karen Boone to serve on its Compensation Committee and Thomas Conrad to serve as the Chairman of the Compensation Committee and reduced the size of the Board from eight to seven members. “After being involved with Sonos for so long I’m thrilled to be joining as Chief Financial Officer. Beyond being an ardent Sonos user, I have an immense amount of respect for the strong culture, great leadership and the exciting product roadmap,” Bagley said. “Despite the incredible success to date, I see continued upside potential driven by rapid growth in the category, the extension of our product experience outside the home, continued geographic expansion, and scale.” Bagley has served as a Director on the boards of Sonos, Savant, Transphorm and WebMD, working closely with company leadership to develop long-term strategies and drive growth. Prior to joining KKR, Bagley was an analyst at The Goldman Sachs Group, Inc. She holds a B.A from Brown University.

# # # About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of sonic content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.  For Investors: Michael Groeninger IR@sonos.com or For Media: Laura Morarity PR@sonos.com